Exhibit 99.4

Consent of Prospective Director

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned consents to (a) being named as a director designee of Insider Guides, Inc. in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Quepasa Corporation and the related proxy statement/prospectus, as each may be amended from time to time, (b) the inclusion of certain biographical information regarding the undersigned in the Registration Statement and related proxy statement/prospectus and (c) the filing of this consent as an exhibit to the Registration Statement.

 Dated: August 11, 2011

/s/ Richard Lewis
Richard Lewis